 UNITED                                                                                             News Release

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UAL CORPORATION REPORTS FIRST-QUARTER RESULTS

Net Loss Is $1.3 Billion; Company Maintains $1.6 Billion Cash Balance

March Cumulative EBITDAR Exceeds Bank Covenant

Unit Costs Improve; Contractual Labor Changes Effective May 1

Will Drive Additional Cost Improvement

Company Continues Strong On-Time Performance and Increases Customer Satisfaction

            CHICAGO, May 2, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its first-quarter financial results and its Monthly Operating Report for March. The company noted that, despite recording a significant quarterly loss, it maintained a strong cash position and met the second monthly requirement of its debtor-in-possession financing by a wide margin. In addition, United posted record operating performance and achieved substantial cost reductions.

            UAL's first-quarter loss was $1.3 billion, or a loss per basic share of $14.16 (see Note: EPS Calculation). This loss included $385 million in special items described in the notes to the financial tables and does not include a credit for income taxes. The special items included $248 million in reorganization items and $137 million in connection with the write-down of the company's investment in and guarantee of debt for Air Canada. This performance compares to a first-quarter 2002 tax-effected loss of $510 million, or a loss per basic share of $9.22, including special items. The company's operating loss was $813 million for the quarter.

            Excluding special items, UAL's loss for the first-quarter totaled $958 million, or a loss of $10.11 per basic share, which did not include a credit for income taxes. The loss of $10.11 per basic share compares to First Call consensus estimates of a $12.08 loss per basic share.

            During the quarter, the company maintained a strong cash position, ending the quarter with $1.6 billion in cash. United's first-quarter cash burn from operations was $2 million per day, and its total cash burn (adjusted to exclude a $92 million debtor-in-possession (DIP) financing draw-down) was $4 million per day. In addition, since the quarter ended, the company has received a $365 million tax refund from the Internal Revenue Service.

            In March, United exceeded the second monthly requirement of its DIP financing. One of the reasons United exceeded its DIP covenants was the improvement in unit costs for the quarter. The company's unit cost (operating expense per available seat mile) increased 0.5%, but unit costs excluding its fuel subsidiary decreased 1.6% year-over-year. Even with the quarter's substantial increase in fuel prices, United outperformed nearly all of its major competitors.

            "The first quarter was particularly difficult, given travelers' concerns about the conflict in Iraq, the weak economy and a fierce low-fare environment, as well as speculation about our company's future - speculation that is now abating," said Glenn Tilton, chairman, president and chief executive officer. "While much work needs to be done, United has made substantial progress putting its house in order, most importantly through the achievement of consensual wage and work-rule agreements with all of its unions and the rapid implementation of non-labor cost savings. Our new labor agreements give us the flexibility to create a stronger, more resilient enterprise, and we are already moving forward to implement them. Cost reduction has been our most urgent priority; now we are intensifying our focus on revenue-enhancing initiatives. Over the next several months, we will accelerate efforts to make our products even more attractive to our customers.

            "Despite many external distractions, the people of United continue to deliver great customer service and record operational results," Tilton continued. "Indeed, our customer satisfaction levels are improving, and we are achieving top rankings in on-time performance. Because of our employees' hard work and dedication, we are on track to make United a more efficient airline, able to compete across markets and product lines."

            United also expects to see additional benefits from labor cost savings in future quarters. At various times during calendar year 2002, United's represented employees received contractual wage and benefit increases, making quarter-over-quarter salary and benefit cost comparisons difficult. Moreover, results for the first quarter of 2003 do not incorporate the future impact of work-rule changes that were effective on May 1.

            Going forward, United's quarterly results will more substantially reflect lower salary and benefit costs as well as the added flexibility and productivity enhancements associated with its new wage and work-rule agreements that went into effect yesterday. These new agreements, along with capacity reductions, are expected to reduce second quarter 2003 salaried and related costs by $400-$500 million over second quarter 2002. Salary and benefit improvements the company expects include the impact of new wage reductions and a reduced number of pay bands for pilots, new employee contributions to help cover medical costs beginning July 2003 and changes to some pension plans. In addition to these labor cost savings, United expects to see significant savings in aircraft ownership costs, beginning in the second quarter.

Operational Performance

            During the first-quarter of 2003, United's employees continued to stay intensely focused on serving the needs of customers, setting company records and turning in industry-leading performances in a number of key areas. Highlights from the quarter include:

  The US Department of Transportation ranked United #1 in on-time performance among mainline carriers for January and February of 2003 (United was #1 for all of 2002*).
  On March 25th, United shattered four single-day on-time arrival and departure records, one of the most impressive one-day performances in its 77-year history.
  Ratings for flight attendant service, which have been consistently high for many months, reached a 10-year high in the first quarter.
  Ratings for customer service representative courtesy and helpfulness were at the highest first-quarter level in 10 years and higher than any full-year rating over that same period.
Financial Results

            UAL ended the quarter with a cash balance of $1.6 billion. UAL's cash balance includes $644 million in restricted cash, including $140 million in long-term restricted cash. During the quarter, the company received $92 million in cash from its DIP financing arrangements.

            UAL's first-quarter 2003 operating revenues were $3.2 billion, down 3% compared to first-quarter 2002. Passenger revenue for the quarter was down 8% from last year. System passenger unit revenue was 9% lower on a 9% yield decline and a one-point drop in load factor. Capacity and traffic both increased 1% year-over-year. United's load factor for the quarter was 72%. As with the other carriers, the soft economy, the war in Iraq and persistent low fares all contributed to the large unit revenue decline experienced this quarter. In addition, the decline in high-yield business traffic, given United's substantial business mix, and public speculation about the future of the company in February and March, further depressed unit revenue. While booking trends are improving, the unit revenue environment continues to be depressed.

            In response to weak demand, United reduced capacity for April and May. April capacity is expected to be down 14% year-over-year, and May down 20%. While a number of uncertainties surround capacity planning for the balance of the year, the company expects capacity to be lower than previously announced.

            Going forward, domestic bookings have shown solid recovery, with May and June currently booked about 3-4 points ahead of last year. Atlantic bookings are also improving. However, bookings in the Pacific remain weak due to SARS, which is expected to negatively affect revenues.

            United's operating expenses for the quarter were flat. The company's unit cost (operating expenses per available seat mile) increased 0.5%. Unit cost, excluding its fuel subsidiary, decreased 1.6% year-over-year.

            Increased employee benefit costs and fuel expenses negatively affected results. As previously discussed, United's represented employees received contractual wage and benefit increases during 2002, making quarter-over-quarter salary and benefit cost comparisons difficult. Nevertheless, salaries and related costs were down 3% year-over-year. Average fuel price for the quarter was $1.03 per gallon, up 46% year-over-year. The company does not have fuel hedges in place for 2003.

            United has now reached new long-term agreements with its unions. These agreements will provide significant cost savings as well as the productivity improvements and operational flexibility the company needs to emerge from bankruptcy as a stronger, profitable entity.

            In addition, these agreements give United more flexibility to respond to the changing market environment by enabling it to compete more effectively, provide the ability to deploy additional regional jets of up to 70 seats, and outsource certain maintenance functions, which the company expects to complete by the end of the year.

            During the first-quarter, UAL recorded a special charge of $248 million for reorganization items, primarily consisting of a write-off of lease certificates. UAL also recorded $137 million in connection with the write-down of the company's investment in and guarantee of debt for Air Canada, based on their filing of the Canadian equivalent of U.S. Chapter 11 bankruptcy.

            The company's current tax situation requires an effective tax rate of zero for the first quarter, which makes the company's pre-tax loss the same as the company's net loss. In the first quarter of 2002, the company recorded a credit for income taxes of $286 million.

March Monthly Operating Report

            UAL today also filed, with the United States Bankruptcy Court, its Monthly Operating Report for March and said that it incurred a loss from operations of $186 million and a net loss of $604 million for March 2003, which includes $363 million in special items.

            March cash flow results reflect the resumption of certain scheduled aircraft payments and a draw-down of $92 million from additional DIP financing. The company reported that it made payments of $85 million during the month in connection with various aircraft financings, which included some payments for the period from December 2002 through March 2003. United began March with a cash balance of approximately $1.5 billion, which included $579 million in restricted cash (filing entities only). It ended the month with a cash balance of approximately $1.6 billion, which included $633 million in restricted cash (filing entities only). Excluding the draw-down of $92 million in DIP financing, the company's cash balance decreased approximately $18 million for the month, which is less than $1 million per day.

News releases and other information about United Airlines can be found at the company's website, www.united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, unit costs, fuel, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP Financing; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the Company's ability to achieve necessary reductions in labor costs; the Company's ability to obtain and maintain normal terms with vendors and service providers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 Cases on the Company's liquidity or results of operations; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of the war in Iraq and any other hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; the continued impact of SARS on the demand for travel; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with existing or future security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; consumer perceptions of the Company's products; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

Note:

EPS Calculation. In periods of loss, GAAP requires that earnings per share be calculated based only on actual number of common shares outstanding, which was 95 million in first quarter 2003. The number of outstanding shares significantly increased from the fourth quarter. The UAL Employee Stock Ownership Plan's (ESOP) independent fiduciary, State Street Bank, converted preferred stock to common stock and subsequently sold common stock, which caused the number of outstanding shares to increase. Potential common shares, such as UAL's ESOP convertible preferred stock, which total approximately 21 million shares, are not used in the earnings per share calculation. However, in profitable periods, both common and potential common shares are used in calculating the earnings per share.

* Among major airlines and as published in the DOT Air Travel Consumer Report for 2002- percentage of flights arriving early or within 14 minutes after scheduled arrival time.

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UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended March 31
	2003	2002	% Change
Operating revenues:
Passenger	$ 2,548	$ 2,758	(7.6)
Cargo	164	141	16.3
Other operating revenues	472	389	21.3
	3,184	3,288	(3.2)
Operating expenses:
Salaries and related costs	1,536	1,589	(3.3)
Aircraft fuel	571	398	43.5
Purchased services	334	336	(0.6)
Aircraft rent	201	209	(3.8)
Landing fees and other rent	240	248	(3.2)
Depreciation and amortization	234	239	(2.1)
Aircraft maintenance	118	145	(18.6)
Commissions	65	127	(48.8)
Other operating expenses	698	626	11.5
Special charges	-	82
	3,997	3,999	(0.1)

Loss from operations	(813)	(711)

Other income (expense):
Interest expense	(131)	(142)	(7.7)
Interest capitalized	1	11	(90.9)
Interest income	5	19	(73.7)
Equity in losses of affiliates	-	(2)	(100.0)
Non-operating special charges	(137)	-
Gain on sale of investments	-	46
Miscellaneous, net	(20)	(16)	25.0
	(282)	(84)
Loss before income taxes, reorganization items and
distributions on preferred securities	(1,095)	(795)
Reorganization items, net	(248)	-
Loss before income taxes and distributions
on preferred securities	(1,343)	(795)
Credit for income taxes	-	(286)
Loss before distributions on preferred securities	(1,343)	(509)
Distributions on preferred securities, net of tax	-	(1)
Net loss	$ (1,343)	$ (510)

Per share, basic:
Net loss	$ (14.16)	$ (9.22)

Weighted average shares (basic)	95.0	55.5
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See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.

(2)	In connection with its bankruptcy proceedings, the Company recorded $248 million in reorganization items in the first quarter of 2003. Reorganization items consisted of the following (in millions):
	Write-off of lease certificates	$ 215
	Professional fees	34
	Interest income	(3)
	Other	2
		$ 248

	In the first quarter of 2003, United renegotiated certain off-balance sheet leases as part of the Section 1110 process in bankruptcy. Under the terms of the revised leases, United surrendered its junior portion of the original lease debt to the original equity participant. Accordingly, the Company's investment in the corresponding lease certificates was reduced to zero and the Company recognized a $215 million non-cash charge in reorganization items.

(3)	During the first quarter of 2003, UAL recorded a special charge of $137 million in connection with the write-down of the Company's investment in Air Canada preferred stock ($46 million) and to recognize a liability for the Company's guarantee of Air Canada debt ($91 million). The Company considers this liability to be a pre-petition obligation and accordingly has classified it in liabilities subject to compromise.

(4)	During the first quarter of 2002, United sold its remaining investment in Cendant Corporation for net proceeds of $137 million, resulting in a gain of $46 million.

(5)	On March 22, 2002, UAL announced that it was closing its wholly owned subsidiary Avolar, which was formed in early 2001 to operate and sell fractional ownership interests in premium business aircraft. In connection with the closing of Avolar, UAL has recorded a charge of $82 million in the first quarter 2002, which represents advance payments on aircraft purchases, severance costs, termination fees and current period expenses in support of the business and its shutdown.

(6)	Pursuant to the new SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results are more consistent with the Company's true operating performance as they exclude certain special items. Additionally, certain non-GAAP measurements, consistent with reported operating statistics, exclude subsidiaries. These measurements are more comparable to financial measures reported by other air carriers that are submitted to the Department of Transportation.

		Three-month Period
		In Millions		Earnings Per Share
		2003	2002	2003	2002
	GAAP net loss	$ (1,343)	$ (510)	$ (14.16)	$ (9.22)
	Adjusted for:
	Special charges	137	52	1.43	0.94
	Reorganization items, net	248	-	2.62	-
	Gain on sale	-	(29)	-	(0.53)
	Adjusted net loss	$ (958)	$ (487)	$ (10.11)	$ (8.81)

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)

	Three Months Ended March 31
	2003	2002	% Change
FINANCIAL SUMMARY (UNAUDITED)
(in millions)

Operating revenues	$ 3,107	$ 3,196	(2.8)

Operating expenses	3,975	3,902	1.9

Loss from operations	$ (868)	$ (706)

OPERATING STATISTICS

Revenue passengers (in thousands)	15,688	15,361	2.1

Revenue passenger miles (in millions)	24,843	24,707	0.6

Available seat miles (in millions)	34,643	34,211	1.3

Passenger load factor (percent)	71.7	72.2	-0.5 pt.

Breakeven passenger load factor (percent)	96.1	90.7	+5.4 pt.

Passenger revenue per passenger mile (cents)	10.16	11.11	(8.6)

Passenger revenue per available seat mile (cents)	7.36	8.06	(8.7)

Operating revenue per available seat mile (cents)	8.97	9.34	(4.0)

Operating expenses per available seat mile (cents)	11.47	11.41	0.5

Fuel subsidiary expense per available seat mile (cents)	0.82	0.59	39.0

Operating expenses per available seat mile excluding
fuel subsidiary (cents)[1]	10.65	10.82	(1.6)

Average price per gallon of jet fuel including tax (cents)	103.2	70.6	46.2

Number of aircraft in operating fleet at end of period	567	556

Average full-time equivalent employees (thousands)	70.6	78.0	(9.5)

1 Excludes $286 million and $199 million of expenses related to cost of sales for the Company's fuel trading subsidiary in 2003 and 2002, respectively.

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